January 12, 1999



Office of Records
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Dreyfus Premier State Municipal Bond Fund
     Maryland Series - Class A, B and C Shares
     File No. 811-4906

Gentlemen:

     Transmitted for filing is one (1) copy of the Semi-Annual Report to Shareholders for the above-referenced Series of Dreyfus Premier State Municipal Bond Fund as of October 31, 1998, filed pursuant to the provisions of Section 30 of the Investment Company Act of 1940, as amended.

                                        Very truly yours,




                                        James Bitetto


JB:kwm
Enclosure

Copy for filing to:
National Association of Securities Dealers, Inc.
Attn:  Advertising Department